Exhibit 10.4

BONANZA CREEK ENERGY, INC.
SHORT TERM INCENTIVE GUIDELINES

I.             Purpose.  These Bonanza Creek Energy, Inc. (the “Company”) Short Term Incentive Guidelines (these “Guidelines”) are designed to reward employees for their performance in achieving the Company’s short term goals by providing individual annual cash incentives for meeting or exceeding those goals (“Awards”). Achievement of such goals will be measured by reference to (A) in the case of Company goals, identified key performance indicators (“KPIs”) and (B) in the case of individual goals, goals and objectives set at each employee’s annual review (“Individual Goals”).  These Guidelines have been approved by the Company’s Compensation Committee.  These Guidelines have been established by reference to market benchmarks and input from the Company’s compensation consultant.

II.            Bonus Pool.  At the outset of each year, a total estimated bonus pool will be established based on a metric recommended by executive management and approved by the Compensation Committee (the “Pool”).  Any significant changes to the budget will require the Compensation Committee to reevaluate the Pool.

III.          Performance Measures.  All performance measures will be set and communicated to employees prior to or at the beginning of each performance period.  Executive management recommends to the Compensation Committee three categories of performance measures: (A) Company KPIs (those measured on a Company-wide basis); (B) regional KPIs (those measured by reference to a particular region for operational employees, Rocky Mountain or Mid- Continent) and (C) Individual Goals (those measured only with respect to an individual employee).  Departmental defined goals for corporate and administrative assigned employees (accounting, human resources, corporate development, reserve engineering, land and legal) will be taken into account when determining each individual’s Individual Goals.  Company and Regional KPIs will be identified at threshold, target and outperform levels.

A.            Company KPIs.  Company KPIs are based on each year’s identified strategic annual objectives and can be changed by the Compensation Committee based on the Company’s strategic direction. Each eligible participant will have a portion or all of their performance assessment based on these Company KPIs.  Company KPIs, as well as the weighting thereof within the category, will be recommended by executive management and approved by the Compensation Committee annually.

B.            Regional KPIs.  Regional KPIs, as well as the weighting thereof within the category, will be suggested by the vice president in charge of each region (Rocky Mountain or Mid-Continent) and approved by executive management annually. Regional KPIs will be set based on that region’s contribution used in the creation of the Company KPIs and can be changed as necessary in connection with Company KPI changes.

C.            Individual Goals.  Individual Goals, as well as the weighting thereof within the category, will be suggested by each employee and approved by such employee’s manager in connection with such employee’s annual performance review.  Examples of Individual Goals include specific business objectives, job-related performance items and project completion, personal development goals such as completion of training and education and certifications to support identified business objectives and, in the case of corporate and administrative employees, departmental goals.

D.            Performance measures may be paid on a pro rata basis, as suggested and approved as set forth above.

IV.          Tiers.  Each employee will be placed within one of up to eight tiers of personnel within the Company.  Tiers will generally be determined by positional hierarchy and salary level.

A.            Tier 1 (Executive Tier) — (a) President & Chief Executive Officer and (b) Rule 3(b)-7 executive officers

B.            Tier 2 — Vice Presidents

C.            Tiers 3 — 8 — all other employees

V.            Performance Measure Breakdown by Tier. Unless otherwise determined by the Compensation Committee at the time performance measures are set pursuant to Article III, above, the following shall be the performance measure breakdowns by tier:

A.            Tier 1 (Executive Tier other than Covered Employees (as defined below)) — 75% Company KPIs; 25% Individual Goals; Covered Employees — 100% Company KPIs

B.            Tiers 2 — 5 (regionally assigned operations employees) — 25% Company KPIs, 25% Regional KPIs, 50% Individual Goals

C.            Tiers 2 — 5 (corporate or administrative employees) — 65% Company KPIs, 35% Individual Goals

D.            Tiers 6 — 8 (regionally assigned operations employees) — 45% Company KPIs, 25% Regional KPIs, 30% Individual Goals

E.            Tiers 6 — 8 (corporate or administrative employees) — 35% Company KPIs, 65% Individual Goals

VI.          Eligibility.  Employees must be actively employed at the time of pay-out. Employees hired April 1st through September 30th will be eligible for a pro-rata payment for the first year of participation.  Generally, employees hired after October 1st will not be eligible to participate in the current year’s program, but this may be changed with executive management approval.

VII.         Calculations.  Employees within each tier will have a “target” bonus amount based on market competitive data from, in the case of the executive tier, our compensation consultant and, in the case of all other employees, ECI.  These targets are expressed as a percentage of salary for exempt employees and a fixed amount for non-exempt employees.  The threshold level of Company KPIs and Region KPIs must be met to provide an incentive payout. Likewise, employees will be eligible for an additional award payout if an outperform level of Company and Region KPIs are met.

VIII.       Payment.  Payment of Awards will be determined and made after conclusion of the Company’s annual audit, approximately mid-March of each year. In the event of mergers, acquisitions, offerings or other significant accomplishments, executive management may request changes or additions. The aggregate payout under these Guidelines, as well as individual Awards to executive officers, need to be approved by the Compensation Committee prior to payment. Except with respect to Covered Employees (with respect to whom the Compensation Committee has only the authority to adjust downward), the Compensation Committee has the authority to adjust Awards upward or downward in its discretion.

IX.          Covered Employees.  The following rules shall apply with respect to Awards (i) granted to employees that are or are likely to be “covered employees” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) or that are otherwise selected to receive Awards under this Article IX (each a “Covered Employee”) and (ii) that are intended to be “qualified performance-based compensation” under Code Section 162(m).  The rules of this Article IX shall supplement, but shall also supercede anything to the contrary in the provisions in the remainder of these Guidelines.

A.            Grant is Made Under LTIP.  Any Award under this Article IX shall be made under the terms and conditions of the Bonanza Creek Energy, Inc. 2011 Long Term Incentive Plan (the “LTIP”) as an “Annual Incentive Award.”  With respect to any such Award, in the event of any conflict between the terms and conditions of these Guidelines and the terms and conditions of the LTIP, the terms and conditions of the LTIP shall govern.  There shall be no form of LTIP award agreement for any such Award, although the Company shall communicate the terms and conditions of the Award in writing to the participant as soon as reasonably practicable after the performance measures and other specifics of the Award have been established.

B.            Performance Measures.  The performance measures for any Award under this Article IX shall be established by the Compensation Committee in accordance with Section 14.2 of the LTIP.  Without limiting the generality of the foregoing, such performance measures (i) shall be objective and substantially uncertain to be achieved when established, (ii) shall be established by the Compensation Committee in writing within 90 days after the beginning of the performance period to which they relate, and (iii) shall be based solely on those criteria set forth in Section 14.2.2. of the LTIP.

C.            Award Limitations.  The maximum amount of any Award under this Article IX shall be established in writing by the Compensation Committee for each Covered Employee coincident with the establishment of the performance goals for the performance period, and shall be subject in all events to the limitation on payouts for “Annual Incentive Awards” set forth in the LTIP

D.            Determination of Awards.  As soon as reasonably practicable following the end of the performance period, the Compensation Committee shall certify in writing the extent to which the performance measures have been satisfied and the resulting Award amount (if any) earned by the Covered Employee.  In no event shall the Covered Employee be entitled to all or any portion of an Award if the applicable performance measure has not been satisfied to the degree established by the Compensation Committee at the time the performance goal was approved, and in no event may the Compensation Committee increase the Award to which any individual would otherwise be entitled.  The Compensation Committee in its discretion may reduce (or eliminate) the amount of any Award to which a participant may be entitled; provided, however, that the reduction of any Award to any participant under these Guidelines may not result in the increase of any Award to a Covered Employee under this Article IX.